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                                                                    EXHIBIT 99.1

                                EOTT ENERGY LLC
                      P.O. BOX 4666, HOUSTON, TX 77210-4666


                                                FOR FURTHER INFORMATION CONTACT:
                                           Investor Relations: Mary Ellen Coombe
                                                                    713-993-5152
                                                            Media: Gretchen Weis
                                                                    713-385-8912


                 EOTT ENERGY RESTRUCTURING PLAN UPHELD IN COURT


                SHELL OIL APPEAL DENIED IN FEDERAL DISTRICT COURT

HOUSTON, Texas, August 25, 2003 - EOTT Energy LLC announced that the Honorable Janis Graham Jack presiding over the United States District Court for the Southern District of Texas, Corpus Christi Division, denied an appeal from Shell Oil Company and certain of its affiliates, thereby upholding EOTT Energy's restructuring plan that had been confirmed in federal bankruptcy court on February 18, 2003.

         "We are pleased the judge ruled in our favor in denying Shell's appeal to unwind a restructuring plan that has essentially been fully accomplished," explained EOTT Energy Chairman and Chief Executive Officer Tom Matthews. "Our reorganization took effect on March 1. Since then, we've distributed equity units in the newly restructured company to holders of our former master limited partnership units. In addition, we have resolved virtually all of the 12,000 claims from unsecured creditors and began distributions of nearly 11 million additional equity units in August to holders of allowed unsecured claims.

         "Today's ruling brings us near to completion of our restructuring process," Matthews continued. "This will enable us to move forward with plans for additional capitalization to expand our core business operations in the U.S. and Canada."

ABOUT EOTT ENERGY

EOTT Energy LLC is a major independent marketer and transporter of crude oil in North America. EOTT Energy also processes, stores, and transports MTBE, natural gas and other natural gas liquids products. EOTT Energy transports most of the lease crude oil it purchases via pipeline that includes 8,000 miles of intrastate and interstate pipeline and

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gathering systems and a fleet of more than 230 owned or leased trucks. For current information for EOTT Energy, please visit http://www.eott.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

All statements, other than statements of historical fact, included in this press release are forward-looking statements, including, but not limited to, statements identified by the words "will," "plan" and "essentially," and similar expressions and statements regarding our business strategy, plans and objectives for future operations. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to: full implementation of our restructuring plan, our ability to obtain capital and our ability to expand our business.


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